Exhibit 99.1

HAMPSHIRE REPORTS
FIRST QUARTER 2013 RESULTS

New York, NY, May 9, 2013 -- Hampshire Group, Limited (OTC Markets: HAMP) today announced its results for the first quarter ended March 30, 2013.

Net sales for the 2013 first quarter were $19.9 million compared to $22.6 million in the first quarter of 2012. The loss from continuing operations before income taxes was $5.2 million, compared to a loss of $5.3 million for the prior year. The Company reported a loss per share from continuing operations of $0.72 compared to $0.80 for the same period last year.

The 11.8% decrease in net sales was due to lower net sales from Rio Garment, our Honduran manufacturing plant, offset by an increase in new Dockers® tops business. Gross profit for the quarter was $3.6 million vs. $3.8 million a year ago. The gross margin for the quarter was 18.2%, an increase over the 16.9% in the same quarter last year. Gross margin improvement stemmed from production of more fashion-oriented product with higher average selling prices from Rio Garment as well as manufacturing efficiencies at the Honduran facility, offset by lower margins under Dockers® and Panama Jack® licensing deals.

Selling, general and administrative expenses for the quarter were $8.1 million or 40.6% of net sales vs. $9.0 million or 40.0% of net sales in last year’s quarter. The $0.9 million decrease in SG&A came from cost savings measures implemented in 2012 offset by $0.3 million in advisory consulting services during the current year quarter. Hampshire Group recorded $0.7 million in contract termination charges for the quarter related to severance expenses.

For the quarter, the Company had  negative EBITDA of $4.2 million compared to negative $3.9 million for the same period last year. Adjusted EBITDA, which excludes contract terminations, restructuring and stock based compensation charges, was negative $3.4 million compared to negative $3.7 million for the comparable period last year. (See the Non GAAP Reconciliation table in the Selected Financial Data section of this press release.)

The Company ended the quarter with $6.2 million in cash and cash equivalents, including $0.7 million of restricted cash, compared to $12.5 million at December 31, 2012. The sequential decline was a result of lower sales and higher ending inventory. The Company’s working capital was $20.1 million at March 30, 2013 compared with $24.9 million at December 31, 2012.

“The first quarter results are unacceptable to me and to the board,” said Paul Buxbaum, CEO of Hampshire Group, “and I am confident this company can and will perform better.  We are embarking upon a new period for Hampshire, one noteworthy for change and focused on profitability, prudent allocation of resources and growth.”

“The board of directors and I are making needed improvements to refocus the Company.  These include two senior management changes, a new CEO and new head of sourcing and operations, and turnover of three long-standing members of the board of directors and appointment of two new directors.  The board and senior management have an owner orientation, with insiders owning nearly half the company.  Going forward, incentive plans for management will be aligned more directly with stock value.  We are certain to implement more management and personnel changes as we attack costs, implement a new sourcing and merchandising strategy, eliminate unprofitable business and refocus the firm's culture.”

Management believes there is a clear path to incremental profitability by:
-	Realizing the opportunity to grow Rio Garment;
-	Improving gross margins and growing sales in the Hampshire Brands business;
-	Leveraging firm's infrastructure and reputation in the apparel industry with new customer relationships and complementary lines of business;
-	Reducing overall costs with a focus on our annual real estate expense.

Mr. Buxbaum concluded, “I was appointed CEO in January 2013. Given long lead times in the apparel industry, sales and margins are contracted and fixed for most of this year.  We are pushing to produce profitability for this year, but shareholders will not see the full impact of recent changes until 2014.  I am confident we will produce over time a healthy, growing and profitable company.”

Hampshire Group, Limited (www.hamp.com), along with its wholly-owned subsidiaries, Hampshire Brands, Inc., Rio Garment S.A. and scott james, LLC, is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children. The Company also offers a full sportswear collection for men through the scott james® brand that is sold primarily at upscale department and specialty stores and online at www.scottjamesonline.com.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: A prolonged period of depressed consumer spending; use of foreign suppliers for raw materials and manufacture of our products including a manufacturing facility based in Honduras; lack of an established public trading market for our common stock; decreases in business from or the loss of any one of our key customers; financial instability experienced by our customers; chargebacks and margin support payments; loss of or inability to renew certain licenses; change in consumer preferences and fashion trends, which could negatively affect acceptance of our products by retailers and consumers; failure of our manufacturers to use acceptable ethical business practices; failure to deliver quality products in a timely manner; problems with our distribution system and our ability to deliver products; labor disruptions at ports, our suppliers, manufacturers or distribution facilities; failure, inadequacy, interruption or security lapse of our information technology; failure to compete successfully in a highly competitive and fragmented industry; challenges integrating any business we have acquired or may acquire; potential impairment of acquired intangible assets; unanticipated expenses beyond the amount reserved on our balance sheet or unanticipated cash payments related to the ultimate resolution of income and other possible tax liabilities; significant adverse changes to international trade regulations; loss of certain key personnel which could negatively impact our ability to manage our business; our stockholders’ rights plan potentially adversely affecting existing stockholders; risks related to the global economic, political and social conditions; fluctuation in the price of raw materials adversely affecting our results of operations; and energy and fuel costs are subject to adverse fluctuations and volatility.

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CONTACTS

Investors:
MBS Value Partners
Gentra Cartwright/Betsy Brod
(212) 750-5800

Hampshire Group, Limited and Subsidiaries
Selected Financial Data

	Three Months Ended
(In thousands, except per share data)	March 30, 2013	March 31, 2012

Net sales	$19,920	$22,592
Cost of goods sold	16,297	18,764
Gross profit	3,623	3,828
Selling, general and administrative expenses	8,087	9,031
Contract terminations	729	40
Loss from operations	(5,193)	(5,243)
Other income (expense):
Interest income	1	—
Interest expense	(95)	(71)
Other, net	50	20
Loss from continuing operations before income taxes	(5,237)	(5,294)
Income tax provision	146	46
Loss from continuing operations	(5,383)	(5,340)
Income from discontinued operations	1	386
Net loss	$(5,382)	$(4,954)
Basic loss per share:
Loss from continuing operations	$(0.72)	$(0.80)
Income from discontinued operations	0.00	0.06
Net loss	$(0.72)	$(0.74)
Diluted loss per share:
Loss from continuing operations	$(0.72)	$(0.80)
Income from discontinued operations	0.00	0.06
Net loss	$(0.72)	$(0.74)
Basic and diluted weighted average number of common shares outstanding	7,479	6,671

NON GAAP RECONCILIATION:
Net loss	$(5,382)	$(4,954)
Income tax provision	146	46
Interest expense (income), net	94	71
Depreciation and amortization	911	926
EBITDA	(4,231)	(3,911)
Contract terminations	729	40
Restructuring costs	300	—
Stock based compensation	(200)	144
Adjusted EBITDA	$(3,402)	$(3,727)
The Company believes that supplementing its financial statements prepared according to generally accepted accounting principles in the United States (“GAAP) with certain non-GAAP financial measures, as defined by the Securities and Exchange Commission (“SEC”), provides a more comprehensive understanding of the Company’s results of operations. Such measures include EBITDA and Adjusted EBITDA and should not be considered an alternative to comparable GAAP financial measures, but should rather be read in conjunction with the GAAP financial measures. Certain items we previously included in Adjusted EBITDA such as other income and expense and income or loss from discontinued operations are not currently included in the calculation of Adjusted EBITDA because we do not believe that they are relevant to the ongoing operations of our Company. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K for the year ended December 31, 2012, its Form 10-Q for the quarter ended March 30, 2013 and other SEC filings, which advise interested parties of certain factors that affect the Company’s business.

SELECTED BALANCE SHEET DATA:
(excluding discontinued operations)	March 30, 2013	December 31, 2012
Cash and cash equivalents, including restricted cash	$6,154	$12,500
Accounts receivable, net	$6,773	$8,134
Inventories, net	$25,128	$22,194
Borrowings under credit facility	$17	$—
Working capital	$20,126	$24,926